                                                                                                                                                                                         Exhibit 99.2

UNITED                                                                News Release

Worldwide Communications:
Media Relations Office: 847.700.5538
Evenings/Weekends: 847.700.4088

FOR IMMEDIATE RELEASE

UAL CORPORATION REPORTS FOURTH-QUARTER RESULTS

Fourth-Quarter Operating Loss of $493 Million

Fuel Expense $308 Million Higher Than Fourth Quarter 2003

Further Progress on Cost Reductions, Will See Benefits in 2005

Solid Unit Revenue Performance in Tough Environment

CHICAGO, January 27, 2004 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today reported its fourth-quarter 2004 financial results, which were impacted by high fuel costs and a difficult domestic revenue environment.

UAL reported a fourth-quarter operating loss of $493 million, which compares with a $134 million operating loss in the fourth quarter of 2003. UAL reported a net loss of $664 million, or a loss per basic share of $5.73, which includes $111 million in special items. Excluding the special items, UAL's net loss for the fourth quarter totaled $553 million, or a loss per basic share of $4.77.

Special items in this year's fourth quarter included a $158 million gain from the sale of UAL's remaining shares of Orbitz, $222 million in reorganization expenses and a $47 million increase in frequent flyer liability, principally associated with revised estimates.

For the full year 2004, UAL reported a net loss of $1.6 billion, or a loss per basic share of $14.57, compared to a net loss of $2.8 billion in 2003. Excluding special items, UAL reported a net loss of $1.2 billion, or a loss per basic share of $10.74.

"As expected, the industry environment continues to be extremely difficult," said Glenn Tilton, chairman, president and chief executive. "Record fuel prices and pressure on revenue led to unacceptable results. United has made good progress with more cost reductions already underway. But as we have said, and as this quarter shows without question, we have more work to do."

United's Restructuring Progress Continues

Over the last several months, United continued work on its restructuring. The company has made meaningful progress toward the target of an incremental $2 billion in savings from labor, non labor and pension costs. These savings are in addition to the $5 billion in average annual savings the company has previously announced. As part of the recent restructuring efforts, United:

    Reached consensual labor agreements with five of its six unions that are expected to provide the labor cost savings the company needs to attract exit financing and complete its restructuring. Pending ratification by the unions, the bankruptcy court has indicated the agreements will be approved by the court on Jan. 31. The company has agreed to temporary savings with the International Association of Machinists, and will work toward having a permanent agreement in place prior to April 11.
    Is in the process of negotiating with its unions over the next 90 days to attempt to reach a consensual agreement on the issue of termination and replacement of the company's pension plans.
    Is reducing United's fleet to 455 aircraft-68 fewer than United flew in August 2004 and a reduction of 112 aircraft or nearly 20 percent of the fleet since 2002.
    Sought competitive bids for a portion of its current United Express capacity.

"We have made further progress in reducing our costs, and will see the benefits of this in 2005," said Jake Brace, United's executive vice president and chief financial officer. "Nonetheless, there is significant work still ahead. We continue to believe termination and replacement of all of our pension plans is necessary for United to successfully exit Chapter 11 as a competitive, sustainable enterprise."

Revenue results

UAL's fourth quarter 2004 operating revenues were $4.0 billion, up 5% compared to fourth quarter 2003. Load factor increased 0.3 points to 77.2% as traffic increased 5% on a 4% increase in capacity. During the fourth quarter, both passenger unit revenue and yield were essentially flat compared to fourth quarter last year, despite a very difficult revenue environment.

"While we are clearly not satisfied with United's revenue performance, we are pleased with our improved passenger unit revenue performance relative to our peers," said John Tague, executive vice president-Marketing, Sales and Revenue. "United is committed to continuous revenue improvement, and we are taking significant actions to forward this objective."

To meet those objectives, the company is undertaking a number of initiatives, including rebalancing its capacity, optimizing revenue execution and developing industry-leading customer initiatives. Specifically, United is:

    Reducing domestic capacity by about 12%, while increasing international capacity by 14%, for an overall systemwide capacity reduction of 3 percent. The company continues to see strong international results and growth potential in international markets.
    Transforming sales efforts by bringing in new leadership and a more disciplined approach to corporate discounts and the company's commercial selling process that reflects United's value to customers and today's historically low prices.
    Improving cargo service and revenue management, resulting in fourth-quarter cargo revenues improving 30%.
    Developing industry-leading customer offerings that have helped United's customer satisfaction reach an all time high. During 2004, United launched new "p.s. (SM)," premium transcontinental service between New York and Los Angeles and New York and San Francisco. United also launched 12 new leisure destinations in the Caribbean and Mexico, as well as daily nonstop service between Chicago and Shanghai, San Francisco and Beijing, Chicago and Osaka, and Chicago and Buenos Aires. In December, United launched the first commercial U.S. flights to Vietnam in 30 years.
Operating expenses

The company continued to implement non labor contract cost reductions, all of which will deliver savings during 2005. Specifically, United has:

    Undergone initiatives to reduce its costs of sales, including targeting $200 million in improvements through various distribution initiatives.
    Completed restructuring of all domestic catering agreements.
    Negotiated new agreements for heavy airframe maintenance covering all narrow-body aircraft.
    Completed training of all company pilots and dispatchers in new fuel efficiency procedures.
"Our focus on improving our costs beyond those enabled by our collective bargaining agreements is a top priority," said Pete McDonald, executive vice president and chief operating officer.

Total operating expenses for the quarter were $4.5 billion, up 14% from the year-ago quarter on a 4% increase in capacity. Mainline operating expenses per available seat mile increased 8% from the fourth quarter 2003. Excluding fuel, mainline operating expenses per available seat mile increased less than 1%. Productivity (available seat miles divided by employee equivalents) was up 7% for the quarter year-over-year. Fuel expense was $308 million higher than in the fourth quarter 2003. Average fuel price for the quarter was $1.45 per gallon (including taxes), up 52% year-over-year.

The company had an effective tax rate of zero for all periods presented, which makes UAL's pre-tax loss the same as its net loss.

Operations Continue to Deliver Outstanding Performance

While United's focus on revenue improvement and cost reduction work continues, the company's operations have consistently delivered excellent performance metrics for customers throughout 2004:

    Departure :00 performance at 68.7% was better than goal and the third-best year in our history.
    Arrival :14 results were among the best in company history and remain above industry average for United's peers.
    Recorded the company's best year ever as measured by the customers' definite intent to repurchase and results for exceptional service by flight attendants, check-in efficiency, reservations and meals.
    Mishandled baggage rate ranking improved sharply in 2004, with United being one of only two carriers to improve its year-over-year performance.
"Our employees continue to do a great job for our customers, delivering the best service performance in 2004 in the company's history," McDonald said.

Cash

The company ended the quarter with an unrestricted cash balance of $1.3 billion, and in addition a restricted cash balance of $877 million, for a total cash balance of $2.1 billion. During the quarter the company made the final quarterly retroactive wage payment to International Association of Machinists members of $63 million and a quarterly Success Sharing reward to employees of $26 million. In addition, the company received $185 million in cash proceeds from the sale of Orbitz shares.

Outlook

United expects first-quarter system mainline capacity to be down about 2% year-over-year. System mainline capacity for 2005 is expected to be about 3% lower than 2004. The company projects fuel price, including taxes and expected hedge benefit, for the first quarter to average $1.41 per gallon. The company has 30% of its expected fuel consumption for the first quarter hedged at an average of $1.38 per gallon, including taxes.

December Monthly Operating Report

UAL today also filed with the United States Bankruptcy Court its Monthly Operating Report for December. The company posted a $235 million operating loss for December. The company received a waiver from its DIP lenders for the monthly EBITDAR covenants during the fourth quarter. United is well along in the process of resetting its covenants with the DIP lenders and an amendment is currently under consideration by the syndicate.

News releases and other information about United Airlines can be found at the company's website, www.united.com.

Note 9 to the attached Statements of Consolidated Operations provides a reconciliation of net loss reported under GAAP to net loss excluding special items for all periods presented.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this press release are forward-looking and thus reflect the Company's current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks and uncertainties relating to the operations and business environments of the Company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the Company's ability to continue as a going concern; the Company's ability to comply with the terms of the DIP financing or negotiate modifications or amendments thereto as necessary; the Company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the Company's ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusive period for the Company to propose and confirm one or more plans of reorganization; the potential adverse impact of the Chapter 11 cases on the Company's liquidity or results of operations; the appointment of a Chapter 11 trustee or conversion of the cases to Chapter 7; the costs and availability of financing; the Company's ability to execute its business plan; the Company's ability to attract, motivate and/or retain key employees; the Company's ability to attract and retain customers; demand for transportation in the markets in which the Company operates; general economic conditions; the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of aviation fuel; the costs associated with security measures and practices; labor costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand; government legislation and regulation; the ability of the Company to maintain satisfactory labor relations; weather conditions; and other risks and uncertainties set forth from time to time in UAL's reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the Company that such matters will be realized. The Company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

# # #

UAL CORPORATION AND SUBSIDIARY COMPANIES
(DEBTOR AND DEBTOR-IN-POSSESSION)
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In Millions, Except Per Share)

(In accordance with GAAP)	Three Months Ended December 31
	2004	2003	% Change
Operating revenues:
Passenger - United Airlines	$ 2,979	$ 2,866	3.9
- Regional Affiliates	487	424	14.9
Cargo	218	167	30.5
Other operating revenues	304	340	(10.6)
	3,988	3,797	5.0
Operating expenses:
Salaries and related costs	1,271	1,276	(0.4)
Aircraft fuel	842	534	57.7
Purchased services	369	340	8.5
Aircraft rent	129	125	3.2
Landing fees and other rent	254	214	18.7
Depreciation and amortization	213	193	10.4
Aircraft maintenance	185	173	6.9
Commissions	65	64	1.6
Regional Affiliates	616	504	22.2
Other operating expenses	537	508	5.7
	4,481	3,931	14.0

Loss from operations	(493)	(134)	-

Other income (expense):
Interest expense	(112)	(118)	(5.1)
Interest capitalized	-	1	-
Interest income	6	1	-
Equity in earnings of affiliates	5	-	-
Special non-operating items	-	(89)	-
Gain on sale of investments	158	158	-
Miscellaneous, net	(6)	(2)	-
	51	(49)	-

Loss before reorganization items and income taxes	(442)	(183)	-
Reorganization items, net	(222)	(293)	(24.2)
Loss before income taxes	(664)	(476)	39.5
Credit for income taxes	-	-	-
Net loss	$ (664)	$ (476)	39.5

Per share, basic:
Net loss	$ (5.73)	$ (4.33)

Weighted average shares (basic)	116.2	110.3
_____________
See accompanying notes.

UAL CORPORATION AND SUBSIDIARY COMPANIES
(DEBTOR AND DEBTOR-IN-POSSESSION)
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In Millions, Except Per Share)

(In accordance with GAAP)	Twelve Months Ended December 31
	2004	2003	% Change
Operating revenues:
Passenger - United Airlines	$ 12,483	$ 11,317	10.3
- Regional Affiliates	1,927	1,529	26.0
Cargo	704	630	11.7
Other operating revenues	1,277	1,452	(12.1)
	16,391	14,928	9.8
Operating expenses:
Salaries and related costs	5,006	5,377	(6.9)
Aircraft fuel	2,943	2,072	42.0
Purchased services	1,462	1,301	12.4
Aircraft rent	533	612	(12.9)
Landing fees and other rent	964	930	3.7
Depreciation and amortization	874	968	(9.7)
Aircraft maintenance	747	572	30.6
Commissions	305	277	10.1
Regional Affiliates	2,348	1,921	22.2
Other operating expenses	1,986	2,258	(12.0)
	17,168	16,288	5.4

Loss from operations	(777)	(1,360)	(42.9)

Other income (expense):
Interest expense	(449)	(527)	(14.8)
Interest capitalized	1	3	(66.7)
Interest income	25	14	78.6
Equity in earnings (losses) of affiliates	5	(4)	-
Special non-operating items	5	90	(94.4)
Gain on sale of investments	158	158	-
Miscellaneous, net	(1)	(9)	(88.9)
	(256)	(275)	(6.9)

Loss before reorganization items and income taxes	(1,033)	(1,635)	(36.8)
Reorganization items, net	(611)	(1,173)	(47.9)
Loss before income taxes	(1,644)	(2,808)	(41.5)
Credit for income taxes	-	-
Net loss	$ (1,644)	$ (2,808)	(41.5)

Per share, basic:
Net loss	$ (14.57)	$ (27.36)

Weighted average shares (basic)	113.5	103.0
_____________
See accompanying notes.

Consolidated Notes (Unaudited)

(1)	UAL Corporation ("UAL" or the "Company") is a holding company whose principal subsidiary is United Air Lines, Inc. ("United"). On December 9, 2002, UAL, United and twenty-six direct and indirect wholly owned subsidiaries filed Chapter 11 petitions for relief in the U.S. Bankruptcy Court for the Northern District of Illinois.

(2)	During the third quarter of 2004, United changed its classification of United Express ("UAX") revenues and expenses for all of its UAX carriers. Previously, certain UAX carrier revenues and expenses were presented net in passenger revenue. Amounts for all UAX carriers are recorded as "regional affiliates revenue" and "regional affiliates expense". Prior period amounts have been reclassified.

(3)	In connection with its bankruptcy proceedings, the Company recorded the following reorganization items:
	(In Millions)		Three-Month Period			Twelve-Month Period
			2004	2003		2004	2003
	Aircraft rejection costs		$ 29	$ 272		$ 341	$ 721
	Transfer of lease certificates		-	8		-	223
	Curtailment charge		152	-		152	-
	Professional fees		37	30		160	142
	Severance and employee retention		6	13		13	94
	Interest income		(7)	(4)		(19)	(16)
	Other		5	(26)		(36)	9
			$ 222	$ 293		$ 611	$ 1,173
	Aircraft rejection costs include the Company's estimate of claims incurred as a result of the rejection of certain aircraft as part of the bankruptcy process. In addition, in 2003 the Company renegotiated certain off-balance sheet aircraft leases and surrendered its portion of the lease debt to the original equity participant. Accordingly, the Company's investment in these certificates was reduced to zero and the Company recognized a $223 million non-cash charge in reorganization items during 2003. In the fourth quarter of 2004, the Company recognized a pension curtailment charge of $152 million associated with a motion filed by the Pension Benefit Guaranty Corporation to involuntarily terminate (on December 30, 2004) the Company's defined benefit pension plan for covered members of the Air Line Pilots Association. Based upon the involuntary nature of the termination of the defined benefit pension plan and its direct relationship to the Company's reorganization, the 2004 curtailment charge is classified as a reorganization expense.

(4)	Special operating items recorded in the fourth quarter and twelve months ended December 31, 2004 and 2003, respectively:
	(In Millions)		Three-Month Period			Twelve-Month Period
			2004	2003		2004	2003
	Revenue adjustment - passenger revenue -United		-	-		(60)	-
	Frequent flyer accrual - other operating expenses		47	-		47	-
	Aircraft impairment - other operating expenses		-	-		-	26
	Loss on sale of aircraft - depreciation & amort		-	-		-	86
	Contract renegotiations - salaries & related costs:
	Reversal of employee charges		-	-		-	(102)
	Curtailment charges		-	-		-	152
			$ 47	$ -		$ (13)	$ 162

(5)	Special non-operating items recorded in the fourth quarter and twelve months ended December 31, 2004 and 2003, respectively:
	(In Millions)		Three-Month Period			Twelve-Month Period
			2004	2003		2004	2003
	Gain on sale of pre-petition claim
	against Air Canada		-	-		(18)	-
	Non-operating aircraft write-down		-	-		13	25
	Non-operating asset write-down		-	89		-	89
	Government compensation		-	-		-	(300)
	Interest income - tax refund		-	-		-	(41)
	Air Canada investment write-off		-	-		-	46
	Air Canada debt write-off		-	-		-	91
			$ -	$ 89		$ (5)	$ (90)

(6)	During the fourth quarter of 2004, the Company sold its investment in Orbitz for cash proceeds of approximately $185 million and recognized a gain of $158 million.

(7)	During the fourth quarter of 2003, UAL sold its investment in Hotwire for cash proceeds of approximately $85 million and recognized a gain of $81 million. In connection with the initial public offering of Orbitz, UAL recognized a gain of $23 million as a result of the issuance of additional shares by Orbitz that reduced UAL's ownership percentage, in accordance with Staff Accounting Bulletin No. 51. In addition, UAL sold a portion of its investment in Orbitz for cash proceeds of $65 million and recognized a gain of $54 million.

(8)	Included in other operating income in UAL's results of operations are the results of its wholly owned subsidiary United Aviation Fuels Corporation ("UAFC"). For the fourth quarter of 2004 and 2003 and the twelve months of 2004 and 2003, UAFC recorded revenues for fuel sales to third parties of $73 million, $105 million, $408 million and $704 million, respectively.

(9)	Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company believes that the reported non-GAAP financial results provide management and investors a better perspective of on-going financial performance and trends by excluding these special items for comparative purposes. Statistical information is for United mainline operations only.

		Three-Month Period				Twelve-Month Period
		In Millions		EPS		In Millions		EPS
		2004	2003	2004	2003	2004	2003	2004	2003
	GAAP net loss	$ (664)	$ (476)	$ (5.73)	$ (4.33)	$ (1,644)	$ (2,808)	$ (14.57)	$ (27.36)
	Adjusted for:
	Special operating items	47	-	0.40	-	(13)	162	(0.12)	1.59
	Special non-operating items	-	89	-	0.80	(5)	(90)	(0.05)	(0.88)
	Gain on sale of investments	(158)	(158)	(1.35)	(1.43)	(158)	(158)	(1.38)	(1.54)
	Reorganization items, net	222	293	1.91	2.66	611	1,173	5.38	11.39
		$ (553)	$ (252)	$ (4.77)	$ (2.30)	$ (1,209)	$ (1,721)	$ (10.74)	$ (16.80)

		Three-Month Period				Twelve-Month Period
		2004		2003		2004		2003
	Operating expense per asm	10.68		9.85		10.16		10.46
	Fuel expense	(2.34)		(1.55)		(2.03)		(1.52)
	Operating expense per asm excluding
	fuel expense (cents)	8.34		8.30		8.13		8.94

UNITED AIR LINES, INC AND SUBSIDIARY COMPANIES
(DEBTOR AND DEBTOR-IN-POSSESSION)

	Three Months Ended December 31
	2004	2003	% Change
OPERATING STATISTICS
United Air Lines Mainline Jet Operations

Revenue passengers (in thousands)	17,143	16,448	4.2

Revenue passenger miles (in millions)	27,853	26,610	4.7

Available seat miles (in millions)	36,061	34,617	4.2

Passenger load factor (percent)	77.2	76.9	0.3 pt.

Breakeven passenger load factor (percent)	92.3	83.1	9.2 pt.

Passenger revenue per passenger mile - yield (cents)	10.65	10.69	(0.4)

Passenger revenue per available seat mile - passenger
unit revenue (cents)	8.26	8.28	(0.2)

Operating revenue per available seat mile - unit revenue (cents)	9.43	9.41	0.2

Operating expenses per available seat mile - unit cost (cents)	10.68	9.85	8.4

Operating expenses per available seat mile excluding
fuel expense (cents)	8.34	8.30	0.5

Average price per gallon of jet fuel (cents)	145.1	95.5	51.9

Number of aircraft in operating fleet at end of period	497	532	(6.6)

Average full-time equivalent employees (thousands)	57.5	58.9	(2.4)

ASMs per equivalent employees - productivity (thousands)	627	587	6.8

UNITED AIR LINES, INC AND SUBSIDIARY COMPANIES
(DEBTOR AND DEBTOR-IN-POSSESSION)

	Twelve Months Ended December 31
	2004	2003	% Change
OPERATING STATISTICS
United Air Lines Mainline Jet Operations

Revenue passengers (in thousands)	70,914	66,153	7.2

Revenue passenger miles (in millions)	115,198	104,464	10.3

Available seat miles (in millions)	145,361	136,630	6.4

Passenger load factor (percent)	79.2	76.5	2.7 pt.

Breakeven passenger load factor (percent)	86.2	87.4	(1.2) pt.

Passenger revenue per passenger mile - yield (cents)	10.78	10.74	0.4

Passenger revenue per available seat mile - passenger
unit revenue (cents)	8.59	8.28	3.7

Operating revenue per available seat mile - unit revenue (cents)	9.70	9.57	1.4

Operating expenses per available seat mile - unit cost (cents)	10.16	10.46	(2.9)

Operating expenses per available seat mile excluding
fuel expense (cents)	8.13	8.94	(9.1)

Average price per gallon of jet fuel (cents)	125.3	94.1	33.2

Number of aircraft in operating fleet at end of period	497	532	(6.6)

Average full-time equivalent employees (thousands)	58.9	61.7	(4.5)

ASMs per equivalent employees - productivity (thousands)	2,468	2,216	11.4